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                                                       EXHIBIT 5.1

December 10, 1997

ENERGYSOUTH, INC.
2828 Dauphin Street
Mobile, Alabama 36606

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4, as amended
(Registration No. 333-   )   (the "Registration Statement"), filed with the
Securities and Exchange Commission by you, as Registrant, for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 4,900,000 shares of common stock, par value $.01 per share (the "Common Stock") of ENERGYSOUTH, INC., an Alabama corporation (the "Company"). We are acting as your counsel with respect to corporate proceedings in connection with the authorization, issuance and exchange of the Common Stock for the common stock of Mobile Gas Service Corporation ("Mobile Gas") pursuant to the Merger Agreement described below.

In arriving at the opinion expressed below, we have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for purposes of this opinion. We have also examined and relied upon (1) information obtained from public officials, officers of the Company and officers of Mobile Gas and other sources we believe to be responsible; and
(2) such other documents, and have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

On the basis of such examination, we advise you that upon (i) the respective Boards of Directors of EnergySouth and Mobile Gas having taken all required corporate action, (ii) the Registration Statement relating to the Common Stock having become effective under the Act, (iii) the Agreement and Plan of Merger (the "Merger Agreement") attached as Exhibit A to the Proxy Statement/Prospectus contained in the Registration Statement (the "Prospectus") having been duly adopted by Mobile Gas stockholders at the Mobile Gas Annual Meeting of Stockholders to be held on January 30, 1997, (iv) all conditions in the Merger Agreement to the effectiveness of the Merger provided for therein having been satisfied and Articles of Restatement of the Articles of Incorporation of EnergySouth substantially in the form attached as Exhibit B to the Prospectus having been duly filed with the Secretary of State of the State of Alabama, and (v) the Common Stock having been duly issued in the transactions contemplated by the Merger Agreement and the Prospectus, then, in our opinion, the Common Stock will have been validly issued and will be fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Alabama, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Validity of EnergySouth Common Stock." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Armbrecht, Jackson, DeMouy, Crowe, Holmes & Reeves, L.L.C.

By: /s/ E. B. Peebles III